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                                                                    EXHIBIT 12.1

                    Spieker Properties, LP and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                         (in thousands, except ratios)


                                                                             Three Months Ended               Three Months Ended
                                                                          -------------------------        -------------------------
                                                                          June 30,         June 30,        June 30,         June 30,
                                                                            1998             1997            1998             1997
                                                                          --------         --------        --------         --------
Earnings:
   Income from operations before disposition of
     property and minority interest                                        $40,630          $26,111        $ 78,574          $49,923
   Interest expense(1)                                                      30,931           12,687          60,198           24,700
   Amortization of capitalized interest                                        127               79             110              158
                                                                          --------         --------        --------         --------
   Total earnings                                                          $71,688          $38,877        $138,882          $74,781
                                                                          ========         ========        ========         ========
Fixed charges:
   Interest expense(1)                                                     $30,931          $12,687        $ 60,198          $24,700
   Capitalized interest                                                      3,613            1,407           6,585            2,641
                                                                          --------         --------        --------         --------
   Total fixed charges                                                     $34,544          $14,094        $ 66,783          $27,341
                                                                          ========         ========        ========         ========
Ratio of earnings to fixed charges                                            2.08             2.76            2.08             2.74
                                                                          ========         ========        ========         ========
Fixed charges in excess of earnings                                        $    --          $    --        $     --         $     --
                                                                          ========         ========        ========         ========


Notes:
     (1) Includes amortization of debt discount and deferred financing fees.